Exhibit 99.1

Contact:	Jim Bauer Investor Relations (678)473-2647 jim.bauer@arrisi.com
ARRIS Group, Inc. Appoints New Director
Suwanee, GA — March 21, 2011 — ARRIS Group, Inc. (NASDAQ: ARRS) today announced the appointment of Debora J. Wilson to the Company’s Board of Directors. Until recently, Ms. Wilson was the President and Chief Executive Officer of The Weather Channel. Debora joined The Weather Channel in 1994 as Senior Vice President of new business development and subsequently held key operating roles as President of The Weather Channel Interactive (1999); Chief Operating Officer (2002); and President & Chief Executive Officer (2004). Under her leadership, The Weather Channel became one of the most trusted and respected media brands, a leader in the Internet and mobile platforms and one of the most broadly distributed and widely viewed cable networks in the U.S. During her tenure at The Weather Channel, Debora was consistently identified as one of the top 50 women and one of the top 100 executives in the cable industry.
Before joining The Weather Channel, Debora spent 15 years in the telecommunications industry in positions of increasing responsibility in field operations and network management at Bell Atlantic (now Verizon) in Washington, DC. With Bell Atlantic’s TeleTV organization, she led the evaluation and development of various new products and services for the consumer market.
Ms. Wilson serves on the boards of directors of Internap Network Services, Inc. and Markel Corporation. In addition, she has served on the board of directors of the Internet Advertising Bureau, The Cable Center, the Cable Political Action Committee and the Online Publishers’ Association and as a Member of the Elon University School of Communications Advisory Board. Her civic activities include the Trustees for Leadership Sandy Springs, Georgia and Volunteers for Dental Service.

“Debora brings tremendous program content related experience to our Board of Directors that will help guide ARRIS through the ongoing transformation of the information industry,” said Robert J. Stanzione, ARRIS Chairman and CEO. “Debora’s addition greatly adds to the skill sets that our directors currently bring to the table. We welcome her addition to the Board.”
For more information on ARRIS, please visit: www.arrisi.com.
About ARRIS
ARRIS is a global communications company specializing in the design, engineering and supply of technology supporting triple-play broadband services for residential and business customers around the world. The company supplies broadband operators with the tools and platforms they need to deliver reliable telephony, demand driven video, next-generation advertising and high-speed data services. ARRIS products expand and help grow network capacity with access and outside plant construction equipment, reliably deliver voice, video and data services and assure optimal service delivery for end customers. Headquartered in Suwanee, Georgia, USA, ARRIS has R&D centers in Atlanta; Beaverton, OR; Chicago, IL; Kirkland, WA; State College, PA; Wallingford, CT; Waltham, MA; Cork, Ireland; and Shenzhen, China, and operates support and sales offices throughout the world. Information about ARRIS products and services can be found at www.arrisi.com.